UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2012

Anadarko Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-8968	76-0146568
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (832) 636-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The 2012 Omnibus Incentive Compensation Plan—Form Award Agreements

On November 5, 2012, the Compensation and Benefits Committee (the “Compensation Committee”) of the Board of Directors of Anadarko Petroleum Corporation (the “Company”) approved revised terms for the form of award agreements to be used in connection with grants of restricted stock units and performance units to officers of the Company pursuant to the Company’s 2012 Omnibus Incentive Compensation Plan (the “Omnibus Plan”). In addition, the Company and Mr. R. A. Walker, the Company’s President and Chief Executive Officer, entered into an amended and restated award agreement governing the performance unit award granted to Mr. Walker on May 15, 2012 (the “PU Amendment”). The revised form of award agreements for grants of restricted stock units and performance units pursuant to the Omnibus Plan and the PU Amendment are intended to conform the award agreements with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In general, these changes do not affect the scope or amount of benefits a participant is eligible to receive under the Omnibus Plan. Capitalized terms not defined herein shall have the meaning ascribed to them in the Omnibus Plan.

Restricted Stock Units. The form restricted stock unit award agreement was revised to clarify that in the event the vesting of restricted stock units is accelerated upon a separation from service, the restricted stock units, together with any related dividend equivalents accrued but not yet paid, will be paid on the first business day that is at least six months and one day following the applicable separation from service (or, in the event of the participant’s death, within 30 days after the participant’s death).

Performance Units. The form performance unit award agreement was revised to provide that, except in the event of the participant’s death or a separation of service within two years following certain Change of Control events, all payments upon a separation of service that does not result in a forfeiture of the performance units will be paid at the end of the Performance Period. In the event the vesting of performance units is accelerated upon a separation from service that does not result in a forfeiture of the performance units within two years following certain Change of Control events, the performance units will be paid on the first business day that is at least six months and one day following the applicable separation from service (or, if earlier, within 10 days after the earlier of the participant’s death or the last day of the Performance Period). In addition, the form of performance unit award agreement was revised to provide that, upon a Change of Control, the value of any outstanding performance units will be calculated based on the Company’s total shareholder return performance and the price of the Company’s Common Stock at the time of the Change of Control and converted into restricted stock units of the surviving company. Such restricted stock units will be credited with dividend equivalents which will be accrued and reinvested in additional restricted stock units of the surviving company and will vest as described above.

PU Amendment. The PU Amendment was entered into to reflect the requirements of Section 409A and to conform the terms of the performance unit award granted to Mr. Walker on May 15, 2012 to the form of award agreement for grants of performance units approved by the Compensation Committee on November 5, 2012, as described above.

The foregoing descriptions of the revisions to the form of award agreements for grants of restricted stock units and performance units pursuant to the Omnibus Plan and the PU Amendment are qualified in their entirety by reference to the award agreements and the PU Amendment, copies of which are attached hereto as Exhibit 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Awards Granted Under the 2012 Omnibus Incentive Compensation Plan

Also on November 5, 2012, as part of its annual review of executive compensation, the Compensation Committee approved grants of restricted stock unit and performance unit awards pursuant to the revised form of award agreements for the executive officers named in the Summary Compensation Table in the Company’s definitive Proxy Statement filed on March 23, 2012. Mr. Walker, Mr. Robert G. Gwin, Mr. Charles A. Meloy and Mr. Robert K. Reeves received 54,456, 19,409, 19,925 and 15,193 restricted stock units and 34,335, 12,238, 12,563 and 9,579 performance share units, respectively. The restricted stock unit and performance unit awards will be governed by the Omnibus Plan and the form of award agreements for grants of restricted stock units and performance units approved by the Compensation Committee, as described above and attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Form of Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan Restricted Stock Unit Award Agreement.

10.2	Form of Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan Performance Unit Award Agreement.

10.3	Amended and Restated Performance Unit Award Agreement, effective November 5, 2012, for Mr. R. A. Walker.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANADARKO PETROLEUM CORPORATION
(Registrant)
November 9, 2012
	By:	/s/ Robert K. Reeves

Robert K. Reeves
Senior Vice President, General Counsel
and Chief Administrative Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan Restricted Stock Unit Award Agreement.

10.2	Form of Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan Performance Unit Award Agreement.

10.3	Amended and Restated Performance Unit Award Agreement, effective November 5, 2012, for Mr. R. A. Walker.